Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	William C. McCartney
Chief Financial Officer

		Telephone:	(978) 688-1811
		Fax:	(978) 688-2976

WATTS WATER TECHNOLOGIES REPORTS THIRD QUARTER

RESULTS FOR 2011

Operating Results:

•                  Third quarter sales of $370.8 million, an increase of 18% versus the third quarter of 2010, primarily from acquisitions and favorable foreign exchange.

•                  Third quarter net income per diluted share from continuing operations on a GAAP basis of $0.63 compared to $0.46 in the third  quarter of 2010, an increase of 37%, or $0.69 on an adjusted basis, compared to $0.52 on an adjusted basis in the third  quarter of 2010, an increase of 33%.

•                  Excluding the recent acquisition Socla, adjusted earnings of $0.63 for the third quarter of 2011 was 21% above adjusted earnings of $0.52 for the third quarter of 2010.

•                  The Socla acquisition was accretive to net income from continuing operations by $0.03 on a GAAP basis, and accretive by $0.06 on an adjusted basis.

•                  EPS positively affected by $0.03 for foreign exchange when compared to the third quarter of 2010.

•                  Effect of share buyback program was positive by $0.01 on a diluted basis in the third quarter.

All financial information and period-to-period references are on a continuing operations basis unless otherwise noted.  Reconciliations to discontinued operations and non- GAAP reconciliations to generally accepted accounting principles (GAAP) are provided in the tables attached to this press release.

North Andover, MA…November 2, 2011.  Watts Water Technologies, Inc. (NYSE: WTS) today announced results for the third quarter ended October 2, 2011.  Net income per diluted share from continuing operations (EPS) for the third quarter of 2011 was $0.63.  This represents an increase of 37% as compared to $0.46 of EPS reported in the third quarter of 2010.   Third  quarter 2011 EPS includes a negative $0.06 impact for various special items, including restructuring and other charges of $0.03, and acquisition accounting adjustments related to the Socla acquisition of $0.03.  Adjusting for these items, third quarter 2011 adjusted EPS was $0.69, compared to third quarter 2010 adjusted EPS of $0.52, an increase of 33%.  Socla contributed $0.06 on an adjusted basis in the third quarter, with results excluding Socla contributing $0.63 on an adjusted basis in the third quarter of 2011 or 21% above adjusted EPS of $0.52 for the same period last year.

Sales for the third quarter of 2011 were $370.8 million, an increase of $56.2 million, or 18%, compared to the third quarter of 2010.  The Socla acquisition accounted for $35.6 million of the increase, favorable foreign exchange accounted for $11.8 million of the increase, primarily due to the strength of the euro against the U.S. dollar, and $8.8 million of the increase was attributable to increased organic sales (i.e. an organic increase of 3%).  Operating income in the third quarter of 2011 was $41.2 million, which yielded operating margins of 11.1%, compared to operating income in the third quarter of 2010 of $31.5 million, which yielded operating margins of 10%.  On an adjusted basis, operating income in the third quarter of 2011 increased by $10.4 million to $44.9 million from $34.5 million in the third quarter of 2010 (i.e. an organic increase of 30%). Adjusted operating margins increased by 1.1 percentage points to 12.1% in the third quarter of 2011, compared to 11.0% on an adjusted basis in the third quarter of 2010.

North American sales for the third quarter of 2011 increased $13.8 million to $205.6 million, compared to $191.8 million for the third quarter of 2010.  This increase was due to an organic sales increase of $9.3 million, acquired sales of $3.3 million and favorable foreign exchange movements associated with the strength of the Canadian dollar against the U.S. dollar of $1.2 million. Sales into the North American wholesale market increased organically by 6% during the third quarter as compared to the same period in 2010, primarily from increased sales in the water quality, pressure relief and drains product lines.  Organic sales into the North American DIY home improvement market were flat as compared to the third quarter of 2010.

European sales for the third quarter of 2011 increased $41.5 million to $159.3 million, compared to $117.8 million for the third quarter of 2010.  This increase was primarily due to acquired sales of $31.5 million and favorable foreign exchange movements associated with the strength of the euro versus the U.S. dollar of $10.4 million.  Organic sales in Europe for the third quarter of 2011 were essentially flat with the third quarter of 2010 as small gains in the wholesale market were offset by slightly lower OEM and DIY sales.  European sales represented approximately 43% and 37% of total Company sales in the third quarters of 2011 and 2010, respectively.

China sales for the third quarter of 2011 increased $0.9 million to $5.9 million compared to the third quarter of 2010.   The increase was driven by acquired sales and favorable foreign exchange associated with the strengthening of the Chinese Yuan against the U.S. dollar.

Sales for the first nine months of 2011 were $1.07 billion, an increase of $118.5 million, or 12%, compared to the first nine months of 2010, primarily from acquisitions and favorable foreign exchange.  Sales grew organically by 2%.

David J. Coghlan, Chief Executive Officer, commented, “Compared to the third quarter of 2010, organic sales growth was 3%, with increased sales in the North American and European wholesale markets being partially offset by reduced European OEM and DIY sales.  The organic operating margin percentage on the incremental organic sales was 53%.   Our adjusted operating margin increased 1.1 percentage points to 12.1% in the third quarter of 2011, and is a result of improved coverage of raw material cost increases, benefits from our operational excellence programs and favorable sales mix.  We covered commodity costs more effectively in North America as compared to Europe.  The Socla acquisition delivered better than expected sales results and we are on track with the Socla integration program. As a result, on an adjusted basis, Socla delivered $0.06.”

Mr. Coghlan concluded, “We generated free cash flow of $40.7 million in the first nine months of 2011 as compared to free cash flow of $58.1 million for the same period of 2010. This decrease in free cash flow is partially due to an increase in inventory values which reflect higher commodity costs.  At October 2, 2011, our net debt to capitalization ratio was 18.2%, compared to 5.2% at December 31, 2010.  The increase was due to the cash utilized for, and debt incurred as part of, the Socla acquisition. We also successfully completed our one million share buyback program in the third quarter at a total cost of $27.2 million. The buyback contributed $0.01 to diluted earnings per share in the third quarter.  As previously discussed, the buyback program will have no effect on our future capital investment or acquisition plans.”

In this press release we refer to non-GAAP financial measures (including adjusted operating income, adjusted operating margins, adjusted net income from continuing operations, adjusted earnings per share, adjusted earnings per share excluding Socla, free cash flow and net debt to capitalization ratio) and provide a reconciliation of those non-GAAP financial measures to the corresponding financial measures contained in our consolidated financial statements prepared in accordance with GAAP. We believe that these financial measures are appropriate to enhance an overall understanding of our historical financial performance and future prospects. Operating income — as adjusted, adjusted operating margin, net income from continuing operations — as adjusted and diluted earnings per share — as adjusted, including and excluding Socla, eliminate certain expenses incurred in the periods presented that relate primarily to our global restructuring programs, impairment charges, significant legal settlements, significant termination benefits, due diligence costs, results of newly acquired companies and related acquisition accounting costs, tax adjustments, and other costs and related tax benefits. Management then utilizes these adjusted financial measures to assess the run-rate of the Company’s continuing operations against those of comparable periods without the distortion of those factors.  Free cash flow and net debt to capitalization ratio, which are adjusted to exclude certain cash inflows and outlays, and include only certain balance sheet accounts from the comparable GAAP measures, are an indication of our performance in cash flow generation and also provide an indication of the Company’s relative balance sheet leverage to other industrial manufacturing companies. These non-GAAP financial measures are among the primary indicators management uses as a basis for evaluating our cash flow generation and our capitalization structure. In addition, free cash flow is used as a criterion to measure and pay certain compensation-based incentives. For these reasons, management believes these non-GAAP financial measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. In addition, the Company’s measure of free cash flow, net debt to capitalization ratio and days working capital may not be comparable to similarly titled measures reported by other companies.

Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss third  quarter results for 2011 on Wednesday, November 2, 2011, at 5:00 p.m. Eastern Time. This press release and the live web cast can be accessed by visiting the Investor Relations section of the Company’s website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until November 2, 2012.

Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This press release may include statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect Watts Water Technologies’ current views about future results of operations and other forward-looking information.  In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should” and “would” or similar words. You should not rely on forward-looking statements because Watts’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the following:  the current economic and financial condition, which can affect levels of housing starts and remodeling, affecting the markets where the Company’s products are sold, manufactured, or marketed; shortages in and pricing of raw materials and supplies; loss of market share through competition; introduction of competing products by other companies; realization of price increases and pressure on prices from competitors, suppliers, and/or customers; changes in variable interest rates on Company borrowings; identification and disclosure of material weaknesses in our internal control over financial reporting; failure to expand our markets through acquisitions; failure or delay in developing new products; lack of acceptance of new products; failure to manufacture products that meet required performance and safety standards; foreign exchange rate fluctuations; cyclicality of markets, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products; environmental compliance costs; product liability risks; the results and timing of the Company’s manufacturing restructuring plan; changes in the status of current litigation; and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” in the Watts Water Technologies, Inc. Annual Report on Form

10-K for the year ended December 31, 2010 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission.  We do not intend to, and undertake no duty to, update the information contained in this Press Release, except as required by law.

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except per share information)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2011	2010	2011	2010
STATEMENTS OF INCOME (LOSS)

Net sales	$370.8	$314.6	$1,076.4	$957.9

Net income from continuing operations	$23.6	$17.3	$47.6	$51.7
Income (loss) from discontinued operations	0.1	—	1.8	(4.2)
Net income	$23.7	$17.3	$49.4	$47.5

DILUTED EARNINGS PER SHARE

Weighted Average Number of Common Shares & Equivalents	37.5	37.5	37.7	37.4

Net income (loss) per share
Continuing operations	$0.63	$0.46	$1.26	$1.38
Discontinued operations	—	—	0.05	(0.11)
Net income	$0.63	$0.46	$1.31	$1.27

Cash dividends per share	$0.11	$0.11	$0.33	$0.33

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except share information)

(Unaudited)

	October 2,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$246.3	$329.2
Short-term investment securities	4.1	4.0
Trade accounts receivable, less allowance for doubtful accounts of $9.8 million at October 2, 2011 and $8.9 at December 31, 2010	228.6	186.9
Inventories, net:
Raw materials	115.7	85.4
Work in process	34.2	36.4
Finished goods	159.7	143.8
Total Inventories	309.6	265.6
Prepaid expenses and other assets	22.7	18.4
Deferred income taxes	41.2	41.1
Assets held for sale	11.0	10.0
Assets of discontinued operations	1.4	1.8
Total Current Assets	864.9	857.0
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	506.1	450.5
Accumulated depreciation	(269.1)	(253.0)
Property, plant and equipment, net	237.0	197.5
OTHER ASSETS:
Goodwill	500.8	428.0
Intangible assets, net	179.6	152.6
Deferred income taxes	0.4	0.9
Other, net	10.1	10.1
TOTAL ASSETS	$1,792.8	$1,646.1

LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES:
Accounts payable	$122.8	$113.9
Accrued expenses and other liabilities	127.3	115.6
Accrued compensation and benefits	46.7	42.6
Current portion of long-term debt	1.1	0.7
Liabilities of discontinued operations	3.9	5.8
Total Current Liabilities	301.8	278.6
LONG-TERM DEBT, NET OF CURRENT PORTION	453.1	378.0
DEFERRED INCOME TAXES	58.6	40.1
OTHER NONCURRENT LIABILITIES	46.6	47.9
STOCKHOLDERS’ EQUITY:
Preferred Stock, $0.10 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Class A Common Stock, $0.10 par value; 80,000,000 shares authorized; 1 vote per share; issued and outstanding: 29,368,658 shares in 2011 and 30,102,677 shares in 2010	2.9	3.0
Class B Common Stock, $0.10 par value; 25,000,000 shares authorized; 10 votes per share; issued and outstanding: 6,953,680 shares in 2011 and 2010, respectively	0.7	0.7
Additional paid-in capital	416.5	405.2
Retained earnings	501.9	492.9
Accumulated other comprehensive income (loss)	10.7	(0.3)
Total Stockholders’ Equity	932.7	901.5
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,792.8	$1,646.1

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except per share information)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2011	2010	2011	2010
Net sales	$370.8	$314.6	$1,076.4	$957.9
Cost of goods sold	235.1	200.8	689.4	605.9
GROSS PROFIT	135.7	113.8	387.0	352.0
Selling, general & administrative expenses	92.6	79.3	287.8	252.4
Restructuring and other charges	1.9	3.0	8.5	8.8
OPERATING INCOME	41.2	31.5	90.7	90.8
Other (income) expense:
Interest income	(0.2)	(0.2)	(0.7)	(0.7)
Interest expense	6.5	6.1	19.1	16.7
Other, net	(0.3)	(0.5)	0.4	(1.3)
	6.0	5.4	18.8	14.7
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	35.2	26.1	71.9	76.1
Provision for income taxes	11.6	8.8	24.3	24.4
NET INCOME FROM CONTINUING OPERATIONS	23.6	17.3	47.6	51.7
Income (loss) from discontinued operations, net of taxes	0.1	—	1.8	(4.2)
NET INCOME	$23.7	$17.3	$49.4	$47.5

BASIC EPS
Net income (loss) per share:
Continuing operations	$0.63	$0.46	$1.27	$1.39
Discontinued operations	—	—	0.05	(0.11)
NET INCOME	$0.63	$0.46	$1.32	$1.28
Weighted average number of shares	37.4	37.3	37.5	37.2
DILUTED EPS
Net income (loss) per share:
Continuing operations	$0.63	$0.46	$1.26	$1.38
Discontinued operations	—	—	0.05	(0.11)
NET INCOME	$0.63	$0.46	$1.31	$1.27
Weighted average number of shares	37.5	37.5	37.7	37.4
Dividends per share	$0.11	$0.11	$0.33	$0.33

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in millions)

(Unaudited)

	Nine Months Ended
	October 2,	October 3,
	2011	2010
OPERATING ACTIVITIES
Net income	$49.4	$47.5
Income (loss) from discontinued operations	1.8	(4.2)
Net income from continuing operations	47.6	51.7
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operating activities:
Depreciation	24.6	22.8
Amortization of intangibles	13.5	10.2
Stock-based compensation	7.0	3.5
Deferred income tax benefit	(2.4)	(3.6)
Loss on disposal/impairment of property, plant & equipment	0.7	0.8
Other	(0.6)	(0.3)
Changes in operating assets and liabilities, net of effects from business acquisitions and divestures:
Accounts receivable	(13.5)	(16.0)
Inventories	(16.8)	(16.1)
Prepaid expenses and other assets	(2.2)	(6.9)
Accounts payable, accrued expenses and other liabilities	(1.4)	29.2
Net cash provided by continuing operating activities	56.5	75.3

INVESTING ACTIVITIES
Additions to property, plant and equipment	(16.4)	(18.4)
Proceeds from the sale of property, plant and equipment	0.6	1.2
Investments in securities	(4.1)	(4.0)
Proceeds from sale of securities	4.1	6.5
Purchase of intangible assets	(0.3)	—
Business acquisitions, net of cash acquired	(162.9)	(36.1)
Net cash used in investing activities	(179.0)	(50.8)

FINANCING ACTIVITIES
Proceeds from long-term debt	184.0	75.0
Payments of long-term debt	(116.0)	(50.7)
Payments of capital lease and other	(1.9)	(1.0)
Proceeds from share transactions under employee stock plans	3.4	2.6
Tax benefit of stock awards exercised	0.5	—
Debt issuance costs	—	(3.2)
Dividends	(12.3)	(12.3)
Payments to repurchase common stock	(27.2)	—
Net cash provided by financing activities	30.5	10.4
Effect of exchange rate changes on cash and cash equivalents	8.9	(3.5)
Net cash provided (used) in operating activities of discontinued operations	0.2	(2.4)
Net cash provided by investing activities of discontinued operations	—	5.1
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(82.9)	34.1
Cash and cash equivalents at beginning of period	329.2	258.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$246.3	$292.3

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Amounts in millions)

(Unaudited)

Net Sales

	Third Quarter Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2011	2010	2011	2010

North America	$205.6	$191.8	$619.7	$596.6
Europe	159.3	117.8	441.1	346.4
China	5.9	5.0	15.6	14.9
Total	$370.8	$314.6	$1,076.4	$957.9

Operating Income (Loss)

	Third Quarter Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2011	2010	2011	2010

North America	$31.4	$25.6	$84.4	$82.2
Europe	14.6	15.0	31.2	37.2
China	1.0	(0.9)	2.7	(1.2)
Corporate	(5.8)	(8.2)	(27.6)	(27.4)
Total	$41.2	$31.5	$90.7	$90.8

Intersegment Sales

	Third Quarter Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2011	2010	2011	2010

North America	$0.9	$1.0	$2.6	$2.9
Europe	2.2	2.3	6.4	6.2
China	29.1	25.8	97.0	85.5
Total	$32.2	$29.1	$106.0	$94.6

TABLE 1

RECONCILIATION OF GAAP “AS REPORTED” TO THE “ADJUSTED” NON-GAAP EXCLUDING THE EFFECT OF ADJUSTMENTS

(Amounts in millions, except per share information)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2011	2010	2011	2010

Net sales	$370.8	$314.6	$1,076.4	$957.9

Operating income - as reported	$41.2	$31.5	$90.7	$90.8
Operating margin %	11.1%	10.0%	8.4%	9.5%

Adjustments:
Cost of goods sold - restructuring and other charges	—	—	—	1.3
Restructuring	1.9	3.0	8.2	8.8
Impairment charges	—	—	0.3	—
Acquisition accounting	1.8	—	5.4	—
Due diligence costs	—	—	1.1	—
CEO separation costs	—	—	6.3	—
Legal settlements	—	—	(1.1)	—
	3.7	3.0	20.2	10.1

Operating income - as adjusted	$44.9	$34.5	$110.9	$100.9
Adjusted operating margin %	12.1%	11.0%	10.3%	10.5%

Net income from continuing operations - as reported	$23.6	$17.3	$47.6	$51.7

Adjustments - tax affected:
Cost of goods sold - restructuring and other charges	—	—	—	0.9
Restructuring	1.2	1.9	5.4	7.2
Impairment charges	—	—	0.2	—
CEO separation costs	—	—	3.9	—
Legal settlements	—	—	(0.7)	—
Acquisition accounting	1.2	—	3.6	—
Due diligence costs	—	—	1.1	—
Tax adjustments	—	0.4	—	(2.4)
	2.4	2.3	13.5	5.7

Net income from continuing operations - as adjusted	$26.0	$19.6	$61.1	$57.4

Continuing operations earnings per share - diluted
Diluted earnings per share - as reported	$0.63	$0.46	$1.26	$1.38
Adjustments	0.06	0.06	0.36	0.15
Diluted earnings per share - as adjusted	$0.69	$0.52	$1.62	$1.53

Socla diluted earnings per share - as reported	$0.03	$—	$(0.04)	$—
Adjustments related to Socla	0.03	$—	0.14	$—
Diluted earnings per share - Socla	$0.06	$—	$0.10	$—

Diluted earnings per share - as adjusted, excluding Socla	$0.63	$0.52	$1.52	$1.53

TABLE 2

RECONCILIATION OF NET CASH PROVIDED BY CONTINUING OPERATIONS TO FREE CASH FLOW

(Amounts in millions)

(Unaudited)

	Nine Months Ended
	October 2,	October 3,
	2011	2010

Net cash provided by continuing operations - as reported	$56.5	$75.3
Less: additions to property, plant, and equipment	(16.4)	(18.4)
Plus: proceeds from the sale of property, plant, and equipment	0.6	1.2
Free cash flow	$40.7	$58.1

TABLE 3

RECONCILIATION OF LONG-TERM DEBT (INCLUDING CURRENT PORTION) TO NET DEBT AND NET DEBT TO CAPITALIZATION RATIO

(Amounts in millions)

(Unaudited)

	October 2,	December 31,
	2011	2010

Current portion of long-term debt	$1.1	$0.7
Plus: Long-term debt, net of current portion	453.1	378.0
Less: Cash and cash equivalents	(246.3)	(329.2)
Net debt	$207.9	$49.5

Net debt	$207.9	$49.5
Plus: Total stockholders’ equity	932.7	901.5
Capitalization	$1,140.6	$951.0

Net debt to capitalization ratio	18.2%	5.2%

TABLE 4

BALANCE SHEET METRICS

(Amounts in millions)

(Unaudited)

	October 2,	December 31,
	2011	2010

Last 3 months sales annualized	$1,483.2	$1,266.7

Net receivables - last 4 month average	$234.3	$196.7
Receivable days	57.7	56.7

Net inventory - last 4 month average	$314.9	$276.1
Inventory days	77.5	79.5

Accounts payable - last 4 month average	$132.4	$111.9
Accounts payable days	32.6	32.2

Days Working Capital (Receivable days + Inventory days - Accounts Payable days)	102.6	104.0